L&L Energy Announces Appointment of VP Corporate Infrastructure and Director of Accounting

SEATTLE, December 21, 2010 /PRNewswire-FirstCall/ -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company since 1995 with coal mining and distribution businesses in China, announced today that Edmund C. Moy has joined the Company as Vice President – Corporate Infrastructure. Mr. Moy’s appointment will be effective January 10, 2011 and he will report directly to Dickson Lee, L&L’s Chairman and CEO. Mr. Moy’s key areas of responsibilities include corporate development, global logistics, and general administration. In addition, the company announced the appointment of David Lin as Director of Accounting.

“We are delighted to welcome Ed to the L&L team. He brings a wealth of experience from both the public and private sectors, and has expertise in key areas including operations, strategic planning and executive recruitment,” commented Mr. Lee. “We look forward to leveraging his experience and skills as we continue our growth into a global coal company.”

Mr. Moy joins L&L from the United States Mint, where he has served as 38th Director of the Mint since 2006. While in this capacity, Mr. Moy was the chief executive officer with full P&L responsibility for the world’s largest manufacturer of coins and medals. Mr. Moy oversaw production of the nation’s circulating coinage, producing numismatic products, retail sales, production of gold and silver bullion and sales to financial investors, and protecting the nation’s gold reserves. He led 2,000 employees located in six geographic locations across the United States, including Fort Knox.  During his tenure at the United States Mint, he increased revenues from $2.3 billion to a record $4 billion and increased profits from $350 million to over $1 billion.

Prior to this appointment, Mr. Moy was Special Assistant to the President for Presidential Personnel at The White House from 2001 to 2006. In this role, Mr. Moy was responsible for recommending candidates to the President of the United States for the most senior political appointments for 11 Cabinet Departments and Cabinet-Rank Agencies, 32 independent federal agencies, and 14 part-time presidential boards and commissions. Relevant recruitments included the Mine Safety and Health Administration at the U.S. Department of Labor, the Federal Mine Safety and Health Review Commission, and the National Mediation Board, which facilitated labor-management relations with the railroad and airline industries.

In addition to his public service, Mr. Moy has significant experience in the private sector. Mr. Moy spent eight years working with venture capital and private equity firms and entrepreneurs, including the Wall Street private equity firm Welsh, Carson, Anderson & Stowe, and served on the boards of several for profit companies. Ed graduated from the University of Wisconsin in 1979 with a triple major in economics, international relations, and political science; and currently serves on the Board of Directors of the Tau Kappa Epsilon (TKE) Fraternity. He plans to relocate his family to Seattle.

Additionally, L&L Energy is pleased to announce the appointment of David Lin, CPA to the position of Director of Accounting. David is fluent in Mandarin and is based in L&L Energy’s China offices where he is responsible for financial reporting, consolidations and due diligence. Before joining L&L, David worked for several Big Four accounting firms, including Arthur Andersen, KPMG and most recently Deloitte where he was a senior audit manager. He has spent significant time serving a diverse portfolio of companies, and dealing with GAAP and IFRS. David graduated with a degree in Public Finance from National Taipei University in 1992, and is a member of Taiwan Certified Public Accountants.

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, and is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces and is expanding its coal operations in the U.S. with the Bowie Mine in Colorado. The Company has additional offices in Kunming, Shenzhen, Guangzhou, Hong Kong, and Taipei and produces thermal and metallurgical coals. During the fiscal year ended April 30, 2010, the Company achieved impressive revenue growth of 167% and net income growth of 230% over the previous fiscal year. In June 2010, L & L's stock was added to the Russell 3000® Index. For more information, see www.llenergyinc.com.

Forward-Looking Statements

The statements contained words that are not historical fact, including but not limited to, statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Actual results of the future events described in this document could differ materially due to numerous factors and other made by the company filing with the Securities and Exchange Commission. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
David Niederman
The Blueshirt Group
(503) 720-8878
ir@llenergyinc.com

SOURCE L & L Energy, Inc.